[Puda Coal Letterhead]

July 23, 2008

Ms. Qiong Wu
Room 2-302, Building 5, Shuanghui Zone,
Chaoyang District,
Beijing, China 100024

Dear Ms. Wu:

Puda Coal, Inc. (the “Company”) is pleased to offer you the position of Chief Financial Officer (“CFO”) of the Company on a full time basis. The board of directors (the “Board”) and the management team of the Company are impressed with your credentials and we look forward to your future success in this position.

The terms of your new position with the Company are as set forth below:

1.    Position.

(a) You will become the CFO of the Company, working out of the Company’s headquarters office in Taiyuan City, Shanxi Province, China or any other location that is required for you to fulfill the duties of CFO of the Company. You will report to the Board and Chief Executive Officer of the Company and perform such services incident to your position as provided in the bylaws of the Company or as the Board may direct.

(b) You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work, services and advice, you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Nothing in this letter agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.

2.    Start Date. Subject to fulfillment of any conditions imposed by this letter agreement, you commence this new position with the Company on July 23, 2008 (the “Start Date”).

Ms. Qiong Wu
July 23, 2008

3.    Compensation. You will be paid a monthly salary of $10,000, which is equivalent to $120,000 on an annualized basis (the “Base Salary”). Your salary will be payable monthly pursuant to the Company’s regular payroll policy. You may also receive an annual bonus based on your performance as determined by the compensation committee of the Board. In addition, you will be entitled to participating in the stock option plan of the Company if and when the Company adopts such a plan. Your compensation will be reviewed annually by the Board and the compensation committee of the Board as part of the Company’s executive compensation review process.

4.    Benefits.

(a) Insurance Benefits. You are entitled to participating in any or all employee benefits, medical insurances, and other benefit plans that the Company has. Such welfare and benefits provided to you by the Company shall be subject to (i) the requirements of the Labor Laws and applicable regulations of the People’s Republic of China (ii) the terms of the applicable plan documents, if any, (iii) general policy of the Company, if applicable, and (iv) the discretion of the Board, relevant committees of the Board or any other administrator of such plans.

(b) Vacation; Sick Leave. You are entitled to a ten days paid vacation per year.

(c) Expenses Reimbursement. The Company agrees to reimburse you for all reasonable, ordinary and necessary expenses properly incurred by you in connection with the performance of your duties hereunder, provided that proper vouchers are submitted to the Company by you evidencing such expenses and the purposes for which the same were incurred.

5.    Confidentiality and Insider Trading. You hereby acknowledge that your services to be render under this letter agreement are of a special, unique and extraordinary character and, in connection with such services, you will have obtained trade secrets and other non-public information concerning the Company, any affiliate of the Company and their affairs, including but not limited to the business methods, information systems, financial data and strategic plans which are unique assets of the Company or any affiliate of the Company, as the case may be (“Confidential Information”), the use or disclosure of which would cause irreparable harm to the Company. You covenant not to, either directly or indirectly, in any manner, utilize or disclose to any person, firm, corporation, association or other entity any Confidential Information or engage in any illegal insider trading activities during your term and thereafter. You further acknowledge that money damages are not sufficient remedy for your breach of this letter agreement, and that the Company shall be entitled, in addition to any and all other remedies available to the Company, to the entry of preliminary injunction as a remedy for such breach or contemplated breach without the need to post a bond and without proof of actual damages.

6.    Non-Compete; Non-Solicitation. You agree that during your term and for a period of one year commencing on the termination of your employment hereunder, you will not without the prior written consent of the Company (a) solicit or induce any employee, agent or independent contractor of the Company or any affiliate of the Company to terminate his relationship with the Company or the Company’s affiliate, or (b) participate in, render services to, or become employed by, any business enterprise which is engaged in business activities competitive with the business of the Company or any affiliate of the Company as then conducted or may be determined by the Company as potentially competitive with the ongoing business of the Company or any affiliate of the Company.

Ms. Qiong Wu
July 23, 2008

7.    At-Will Employment. Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time upon 30 days written notice for any reason or no reason, without further obligation or liability; provided that if your employment with the Company is terminated by the Company without “cause,” the Company will pay you a severance payment equal to three months Base Salary in effect during the year you are terminated. For the purposes of this letter, “cause” shall mean: (i) your repeated failure to perform one or more of your essential duties and responsibilities to the Company, as determined by the Board in its sole discretion, after 10 day written notice to you and a chance to cure; (ii) your failure to follow the lawful directives of the Board; (iii) your material violation of any Company policy, including any provision of Code of Conduct or Code of Ethics of the Company then in effect, if any; (iv) your commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that in the reasonable judgment of the Board has caused or is reasonably expected to result in material injury to the Company; (v) your unauthorized use or disclosure of any Confidential Information of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; (vi) your conviction of a felony or misdemeanor (other than a traffic offense); (vii) your willful breach of any of your obligations under any written agreement with the Company; (viii) your violation of any duties and responsibilities of a principal executive officer under the applicable laws, including but not limited to your fiduciary duty to the Company under the laws of the State of Florida and your responsibilities under the United States federal securities laws.

8.    No Conflicting Obligations. You understand and agree that by accepting this offer of employment, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter agreement or the Company’s policies. You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

9.    True Disclosure. You have represented to the Company that (a) your prior work experience is as disclosed to the Company in writing and (b) you are not a party to or otherwise bound by any order, decree or judgment.

10.    Indemnification. The Company shall indemnify and defend you and hold you harmless, to the full extent allowed by the law of the State of Florida, and as provided by, or granted pursuant to, any charter provision of the Company, both as to action in your official capacity and as to action in another capacity while holding such office, except for matters arising out of your gross negligence or willful misconduct.

11.    Entire Agreement. This letter agreement sets forth the entire agreement and understanding between you and the Company (including any affiliate of the Company) relating to your employment and supersedes all prior agreements and discussions between us.

12.    Amendment. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company, although the Company reserves the right to modify unilaterally your compensation, benefits, job title and duties, reporting relationships and other terms of your employment.

13.    Governing Law and Dispute Resolution. This letter agreement shall be interpreted in accordance with, and the rights of the parties hereto shall be determined by, the laws of New York without reference to its conflicts of laws principles. Any dispute arising from or in connection with this contract shall be submitted to China International Economic and Trade Arbitration Commission (“CIETAC”) in Beijing for arbitration, which shall be conducted in accordance with CIETAC’s arbitration rules in effect at the time of applying for arbitration. The arbitral award is final and binding upon both parties. The parties agree that: (a) The venue of arbitration is Beijing. The hearing of arbitration may be conducted in Beijing or, to the extent permitted by CIETAC’s arbitration rules, any other place as agreed on by the parties as the most convenient place; (b) The language to be used during the arbitration proceedings should be Chinese; and (c) A one-arbitrator tribunal will be appointed jointly by both parties and the arbitration should follow the ordinary proceeding. In case the parties fail to jointly appoint the arbitrator, the arbitrator should be appointed by the chairman of CIETAC upon the joint authorization of the parties. The parties may select the arbitrator from the panel of arbitrators provided by CIETAC, and to the extent permitted by CIETAC’s arbitration rules, from outside of the panel.

Ms. Qiong Wu
July 23, 2008

We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter agreement in the space provided below and return it to me.

Very truly yours,	ACCEPTED AND AGREED:

PUDA COAL, INC.	QIONG WU
/s/ Liping Zhu
By: Liping Zhu	/s/ Qiong Wu
Title: President and Chief Executive Officer	Signature